Exhibit 10.42

InVision Technologies, Inc.

7151 Gateway Boulevard

Newark, California 94560

Telephone: 510 739 2400

Facsimile: 510 739 6400

SUPPORT AND MAINTENANCE AGREEMENT

***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

PURCHASER		Contract Number:	SMA-021119-G
Siemens Explosive-Detection Field Services, LLC.		Quotation Date:	November 24, 2002
		Quotation Expires:	30 days after Quotation Date

Address for Notices: Attn: David French
	250 E. Arapaho, Suite 175 Richardson, TX 75081	Beginning Date:	November 1, 2002
Phone:	972-238-6810	Length of Term:	Until December 31, 2002, with five one-year options to renew
Fax: E-mail:	972-238-6898 david.french@siemens.com	Serial No / Location:	Per Exhibit 2

Technical / Performance Contact: Dave Patterson
Phone : 972-238-6833
Fax : 972-238-6898

Billing Contact:		Payment Terms:	Monthly
Address:		(Upon approval)
Phone:
Fax:
E-mail:

Qty	Product Description	Unit Price $US	Total Price $US
App	Comprehensive Support Plan	1st year	1st year
[***]	• 24-hour telephone technical support	CTX 2500 $[***]	$ [***]
[***]	• Modem remote diagnostic support	CTX 5500 $[***]	$ [***]
[***]	• Software upgrades for maintenance and “bug fixes,” not new features or software that requires modified hardware	CTX 9000 $[***]	$ [***]
• 60 minutes or less telephone response time
• On-site response subject to local conditions
• InVision performs Response Maintenance, Monthly Preventive Maintenance and Remedial Service during covered hours (M-F 0800 — 1700 except holidays, local time)
• Purchaser may request maintenance or service during other hours at InVision’s billable rate
• InVision performs Quarterly Preventive Maintenance during off-peak hours
• Defective parts replaced on a return basis ·Consumables included during scheduled maintenance

[***]	Extended Hours Support	1st year	1st year
	• Extends covered hours to 24 hours / day, 365 days / year during the warranty or service period	$ [***] / year	$ [***]

CONFIDENTIAL

SUPPORT AND MAINTENANCE   Contract No. Error! Reference source not found.

Qty	Product Description	Unit Price $US	Total Price $US
Special Conditions
• NOTE: Quantities shown are estimates. Actual quantities will be the number of CTX systems operated by the TSA (see paragraph SC-2).

•     Price Escalation.  The price (unit prices and billable rates) shall be adjusted on April 1 of each year, beginning on April 1, 2003, based on the [***] in the index specified below, between the base period April, 2002, and April of the most recent year.  All calculations for the index shall be based on the latest version of the Employment Cost Index (not seasonally adjusted), as published by the U.S. Department of Labor, Bureau of Labor Statistics.

•     Support.  InVision will provide support necessary to meet the Key Performance Metrics (KPM):  [***] % operational availability (AO), [***] hours mean time to repair (MTTR), and [***] hours mean time between failure (MTBF).

•     Customer Assistance Center.  All service calls will be received by the Boeing controlled Call Center.  The Call Center will then communicate to InVision’s Customer Assistance Center to direct efforts by InVision in the field.  If InVision receives calls requesting initial service from others, InVision will immediately communicate these calls to the Boeing Call Center to ensure proper tracking.

•     Familiarization Training.  InVision will provide factory introductory training about InVision’s CTX series of explosive detection systems, including theory of operation and explanation of features.  InVision will provide one class for all of Purchaser’s designated representatives, not to exceed twenty persons.  The training will occur at InVision’s factory, and Purchaser will bear all travel and related expenses for its Managers.  InVision will provide additional classes for a mutually agreed price.

TBD

•     “Smart Hands” Training.  InVision will provide factory training for Purchaser’s field service technicians to act as “Smart Hands” for the service of InVision CTX series explosive detection systems.  “Smart Hands” training will include basic maintenance; first call response and technical support-guided repairs.  Such “Smart Hands” dispatch will be at InVision’s request.  The training will occur at InVision’s factory, and Purchaser will bear all travel and related expenses for its technicians.

		TBD	TBD

•     Data Reporting.  InVision will report data to Purchaser’s designated service managers and to the Boeing Call Center regarding applicable to the KPMs.  InVision will report data on InVision CTX series explosive detection systems, whether covered under warranty or out-of-warranty, to Boeing/Purchaser regarding reliability, maintainability, availability, service calls and actions taken in support of the contracts Key Performance Metrics (KPM’s), InVision will provide the data needed to populate the Boeing CMMS system.  The needed data for Boeing/Purchaser is: Job/Ticket Number, Confirmation of unit part number and serial number, time call received, time technician arrived to service unit, equipment elapsed time indicator reading (if

Qty	Product Description	Unit Price $US	Total Price $US

applicable), summary description of problem/malfunction, summary description of action(s) taken, identification of part(s) replaced (part number, name, serial number, qty), time expended awaiting parts, time work order complete.  This data is to be provided within thirty (30) days of work order completion. Reports will be submitted in InVision’s format.

Reports can include real-time or batch data sharing, depending on Purchaser’s and Boeing’s software (InVision uses Clientele software).  Purchaser to bear the costs to implement the data sharing functions on Purchaser’s and Boeing’s software.  The data will be used to develop targets for availability, reliability and maintainability to be incorporated in future agreements.

•    Sustaining Engineering.  InVision will perform sustaining engineering to develop software upgrades for maintenance and “bug fixes.”  New features and new hardware are not part of this Agreement.  (See paragraph SC-5(b)).

• Non-Competition. [***].

[***]  The foregoing notwithstanding, it is expressly understood and agreed between the parties that Purchaser, through its employees, agents and subcontractors, may continue to fulfill their obligations under contract with the TSA or subcontract (direct or indirect) with Boeing for the installation and maintenance of competing EDS products.

Purchaser will develop, implement, maintain and use commercially appropriate administrative, technical and physical safeguards, to preserve the integrity and confidentiality of and to prevent non-permitted or violating use or disclosure of InVision Confidential Information received by Purchaser.

Purchaser agrees that in the event of a breach or threatened breach of the terms of this Agreement, InVision shall be entitled to an injunction in addition to any other legal or equitable relief including money damages.  The parties acknowledge that InVision Confidential Information is valuable and unique and that disclosure in violation of this Agreement will result in irreparable injury to InVision.

Confidentiality Exclusion:  Notwithstanding the foregoing, the parties hereby agree that Purchaser may be required under it’s upper tier agreement to provide and /or disclose InVision’s Confidential Information to Siemens Dematic, Boeing and/or TSA.  The parties further agree that such disclosure and/or release of Confidential Information shall not be deemed a violation of this Agreement provided such disclosure is made only to the extent as required by Purchaser’s upper tier agreement and Purchaser provides InVision with written notice of such disclosure of Confidential Information.

•

Qty	Product Description	Unit Price $US	Total Price $US

•    Parts Logistics.  During the first year of the Agreement, InVision will manage all parts logistics and will disclose to Purchaser Confidential Information related to parts usage.  InVision shall have the right to delete the management of parts logistics beginning on January 1, 2004.  The price to Purchaser for the Comprehensive Support Plan each year beginning in 2004 will be reduced as a result of InVision not purchasing, storing and delivering the parts, as mutually agreed by InVision and the Purchaser before each year.

	Total Price		Approximately

(Total price shown for the first year is an estimate based on comprehensive support plan with extended hours for all previously deployed systems plus extended hours on all warranty systems.  Total price shown for future years is an estimate based on comprehensive support plan with extended hours for all systems.  Actual prices will be based on the number of units actually deployed.)

$[***] First Year, $[***] plus price escalation in Future Years

This Agreement between InVision Technologies, Inc. (“InVision”) and the Purchaser named above (the “Purchaser”) consists of this Support and Maintenance Agreement, the attached Standard Conditions and General Conditions and the attached Exhibits (“this Agreement”).  This Agreement is the entire and integrated agreement between the parties, reflects the entire understanding of matters related hereto and supersedes all prior negotiations, representations and agreements, whether written or oral.

Agreed and Accepted by:

InVision Technologies, Inc.

Purchaser:  Siemens Explosive-Detection Field Services, LLC.

By:	/s/ David Pillor	By:	/s/ Noe G. Bermudez
Title:	SVP	Title:	Associate Counsel
Date:	24 Jan 03	Date:	January 24, 2003

STANDARD CONDITIONS
(Support and Maintenance)

SC-1       Order of Precedence.  Unless otherwise provided in this Agreement, in case of conflicts between provisions of this Agreement,

a)     the Standard Conditions shall prevail over the General Conditions;

b)    the Support and Maintenance Agreement shall prevail over the Standard Conditions; and

c)     duly executed addenda (if any) shall prevail over the Support and Maintenance Agreement.

SC-2       Covered Products.  This Agreement applies to all InVision CTX series explosive detection systems that are owned or operated by the TSA (“the Products”).  InVision has listed in Exhibit 2 the serial numbers and locations of the Products known to InVision at the date of this Agreement.  InVision and Purchaser shall notify each other and modify this Agreement, using the form of the Modification attached to this Agreement, of any addition to or change in the location of covered Products.  Any resale or removal to a new location without written notification to and consent by InVision may result in the automatic termination of coverage for that particular system.

SC-3       Term.  InVision’s maintenance and repair obligations under this Agreement will commence on the Beginning Date stated in the Support and Maintenance Agreement, and will continue for the Length of Term stated in the Support and Maintenance Agreement.

SC-4       Maintenance and Parts.  As used in this Agreement, maintenance, service and parts are defined as follows:

a)     “Operator Maintenance” means items that are maintained by the Operator per InVision’s Operator Training Manual.  Operator Maintenance includes daily system checks using software tools, and daily and weekly visual inspections, per InVision’s published maintenance schedule, which is subject to change.  Operator Maintenance also includes system re-starts and fault re-sets using software tools.

b)    “Preventive Maintenance” means items that are performed monthly or quarterly per InVision’s published maintenance schedule.  Preventive Maintenance includes mechanical, electrical and software checks, testing and minor adjustments to ensure continued operation within InVision’s design specifications.  Monthly maintenance includes the inspection, cleaning and adjustment of items subject to wear.  Quarterly maintenance includes the inspection of major systems.  InVision’s preventive maintenance schedules are subject to change without notice.

c)     “Response Maintenance” means the first response to an Operator’s request for assistance or repair.  Response Maintenance includes correcting basic problems such as jammed bags, blocked sensors and software glitches, and identifying the need for repairs.  Response Maintenance also includes adjustments and replacement of parts subject to normal wear, diagnosis and replacement of fuses and lamps, and diagnosis using soft key accessible menus and modem remote diagnostic support.

d)    “Remedial Service” means service beyond Response Maintenance.  Remedial Service includes diagnosis using the keyboard and diagnostics software, adjustment of gear ratio, belt tension and standby filament current, and replacement of major assemblies.  Remedial Service also includes the repair of any defective part, or the removal of a defective part and installation of a replacement part.  Remedial Service includes testing, calibration and adjustment of the Products as necessitated by a repair or replacement.

e)     “Defective Part” means any part that InVision determines is not functioning per specifications and is not repairable.  Defective part does not include any consumable.

f)     “Consumable” means any part that is consumed or subject to wear during normal operation, including air filters, conveyor belts, LPA side belts, leaded curtains and recording media (data cartridges). “Consumable” does not include printer supplies (ink cartridges, paper, etc.).

SC-5       Scope of Support Plan.  During the term of this Agreement, InVision will provide the support as defined below:

a)     InVision will provide unlimited telephone technical support and modem remote system diagnostic support.

b)    InVision will perform software upgrades for maintenance and “bug fixes.”  Upgrades for new features or which require hardware modifications are not included in this Agreement.

c)     InVision will not perform Operator Maintenance.

d)    Unless otherwise stated in this Agreement, InVision’s covered hours are 0800 to 1700 (8:00 a.m. to 5:00 p.m.), Monday through Friday, local time, except for local holidays as stated in Exhibit 1.  All other hours and all local holidays are other hours.

e)     The Key Performance Metrics are:

KPM No	KPM TITLE	Description	How it is Measured	Acceptable Standard
KPM 1	Operational availability	Length of time deployed EDS are operational	Percentage of time EDS are unserviceable on a monthly basis	[***]%

KPM 2	Mean Time To Repair an EDS Defect	Length of time taken to repair EDS defect	Calculate monthly mean time to repair defects	[***] hours

KPM 3	Mean Time Between Failures of EDS	Length of time between EDS failures	Calculate monthly mean time between failures	[***] hours of operation No increase

The calculation of the time EDS are unserviceable shall not include baggage handling system downtime, operator misuse and other causes of system downtime that are beyond InVision’s control.  The calculation of mean time to repair shall not include the time waiting for parts if InVision parts logistics has been deleted from this Agreement.

f)     InVision’s billable rate as of the date of this Agreement is as stated in Exhibit 1.  InVision’s billable rate is subject to an increase for each subsequent year based on the cost escalation formula stated in the Special Conditions of the Support and Maintenance Agreement.

g)    Under the “Comprehensive Support Plan” with “Extended Hours Support,”

1)     InVision will perform all Response Maintenance 24 hours per day, 7 days per week.

2)     InVision will perform all Preventive Maintenance during off-peak hours or other mutually agreed hours as determined locally.

3)     InVision will perform all Remedial Service 24 hours per day 7 days per week.

4)     Unless InVision has deleted the management of parts logistics, InVision will provide a replacement for any Defective Part and authorize return of the Defective Part.  The replacement part may be a new part or a rebuilt part.

5)     Unless InVision has deleted the management of parts logistics, InVision will supply Consumables as needed during scheduled maintenance.  Printer supplies are not the responsibility of InVision.

6)     InVision will perform support necessary to meet the acceptable standards of the Key Performance Metrics.

SC-6       Excluded Services.

a)     Exclusions.  InVision shall have no obligation to perform maintenance or remedial service, or to provide replacement parts, in connection with:

1)     repairs or maintenance of electrical work external to the Products or of accessories, attachments, supplies, or other devices not furnished by InVision;

2)     damage or failure caused by any intentional or negligent act by Purchaser’s and/or owner’s employees, agents or invitees or by any other party not under InVision’s control;

3)     damage or failure caused by attempts to repair or service the Products by persons other than InVision employees or agents without InVision’s prior written consent

4)     damage or failure caused by the misuse of the Products including but not limited to the use of accessories, attachments, supplies, or other devices not provided by InVision or the use of the Products for any application or in any manner not specified by InVision; or

5)     damage or failure caused by electrical conditions external to the Products including power failures and power surges.

b)    Notwithstanding the foregoing exclusions, at Purchaser’s request InVision will provide replacement parts for the foregoing excluded causes at InVision’s standard prices, plus freight and taxes. InVision will perform service in connection with the foregoing excluded causes at InVision’s billable rate.

SC-7       Warranty.

a)     All maintenance and remedial service performed by InVision under this Agreement will be done in accordance with  InVision’s specifications.

b)    Limited Warranty.  InVision warrants that (1) the maintenance and remedial services provided under this Agreement will be performed in accordance with InVision’s specifications, and (2) for a period of thirty (30) days after the expiration or other termination of this Agreement any replacement parts provided by InVision under this Agreement will be free from defects in materials and workmanship.

c)     Exclusive Remedy.  If the maintenance or remedial service provided by InVision are not as warranted above, InVision will, at Purchaser’s request, repeat such services to the extent such defective services have an adverse impact upon the condition or usability of the Products.  If any replacement part provided under this Agreement is defective in material or workmanship within thirty (30) days of the expiration or other termination of this Agreement, InVision will repair or replace it on the same terms as the original replacement in accordance with Standard Conditions SC-4 and SC-5.  THE REMEDY PROVIDED HEREIN IS THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER FOR ANY BREACH OF THE LIMITED WARRANTY PROVIDED ABOVE.

d)    Disclaimer.  THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH EXTEND BEYOND THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT.

SC-8               Limitation of Liability.  InVision’s total liability under this Agreement shall be limited to general money damages in an amount not to exceed in the aggregate the value of this Agreement. This limitation of liability will apply regardless of the form of action, whether in contract or tort (including negligence) or based on a warranty.

SC-9               Payment.

a)     Payment Terms.  Purchaser shall pay the Total Price stated in the Support and Maintenance Agreement, plus Taxes (in accordance with General Conditions GC-3 Taxes and Duties), according to the terms stated in the Support and Maintenance Agreement.  Credit terms are available upon InVision’s approval.  Purchaser shall pay the price for any parts, maintenance or services that are not included in the Total Price, plus Taxes, within thirty days of receipt of an invoice therefor.  Any extension of payment period shall require prior written approval of InVision.  Payments that are thirty (30) days or more past due shall bear interest at the rate for late payments of US government contracts .

b)     Payment Method.  All payments required by this Agreement shall be made in United States dollars.  Purchaser shall, at its sole expense, institute and complete any necessary currency exchange transactions or government proceedings for payment in United States dollars.  Payment shall be by cash, wire transfer or other same-day available funds.  Upon InVision’s approval, payment may be made by check, on credit terms or by sight draft against an irrevocable letter of credit.

SC-10            Insurance.  During the Term of this Agreement, InVision will maintain insurance as listed in Exhibit 3.

SC-11            Termination.

Notwithstanding anything else contained herein, this Agreement may be terminated:

a)     By InVision upon Purchaser’s failure to pay InVision beyond 90 days when payment is due to InVision hereunder, or

b)    By either party due to the other party’s bankruptcy, insolvency or receivership, or

c)     By Purchaser upon the termination of Purchaser’s contract with Boeing and/or the TSA for the convenience of the government or for default, subject to the FAR provisions stated in Exhibit 4, or

d)    By Purchaser if InVision is terminated for default under the provisions of this Agreement as determined by TSA or becomes an unacceptable service provider as determined by TSA or is barred from governmental projects by any governmental body or agency.

GENERAL CONDITIONS
(Sales and Support)

GC-1           Acceptance of Agreement.  This Agreement shall become a valid binding contract when executed by a duly authorized representative of each party.

GC-2           Rejection of Other Terms.  This Agreement and the terms specified herein shall control over any conflicting provisions of any Purchaser purchase order, release, acceptance or other business form, and all such conflicting terms are expressly rejected by InVision and waived by Purchaser.

GC-3           Taxes and Duties. Unless stated otherwise in this Agreement, prices do not include any excise, sales, transfer, use, value-added or like taxes, and any other duties, tariffs, assessments or government impositions of any nature whatsoever which are levied or based upon the payments made hereunder or arise in connection with the Agreement (“Taxes”).  Taxes do not include any taxes on the net profits of InVision.  InVision will add such Taxes to the price and Purchaser will reimburse InVision for such Taxes in accordance with the Payment terms, or within ten (10) days of InVision’s payment thereof if such Taxes are levied or collected after final payment.

GC-4           Proprietary Information.

a)        Definitions. For purposes of this Agreement, “Confidential Information” means all information received from InVision, in whatever form transmitted, relating to the automated explosive detection system’s (EDS) business plans, operations, design, training, systems and products, whether currently manufactured or in development which is identified as being confidential or proprietary in nature or would reasonably be considered confidential or proprietary by its nature or would give or increase the advantage of InVision’s competitors over InVision or diminish InVision’s advantage over its competitors.  InVision identifies and Purchaser acknowledges that InVision’s data related to KPMs and parts logistics are proprietary and Confidential Information under this Agreement.

b)        Exceptions.   Confidential Information shall not include any information of InVision that: (i) is already known to Purchaser at the time of its disclosure; (ii) is or becomes publicly known through no wrongful act of Purchaser; (iii) is received from a third party with the right to disclose it and who provides it without restriction as to use or disclosure; (iv) is lawfully required to be disclosed, provided that, before making such of disclosure, Purchaser shall Immediately give InVision written notice and cooperate with InVision to assure confidential           handling of such information.

c)        Ownership, Return and Destruction.  All Confidential Information, in whatever form, including conceptual ideas presented during any discussions between the parties, shall be and remain property of InVision. All tangible and electronic Confidential Information shall be returned to InVision promptly following the expiration or termination of this Agreement or during the term of this Agreement promptly upon written request and shall not be retained in any form by Purchaser.  Purchaser understands that its right to possess and use the Confidential Information is contingent upon Purchaser’s complying with the terms of this Agreement.  Purchaser agrees that the materials are not to be reproduced and copied for any reason without the prior written consent of InVision.

d)        Term and Use.  During the term of this Agreement, and for a period of three (3) years thereafter, Purchaser shall not disclose any Confidential Information to any person or entity, except employees of Purchsaer who have a need to know and who have been informed of Purchaser’s obligations under this Agreement. Purchaser understands that the Confidential Information is for use only by employees, specifically will not be revealed, shown, or in any manner, disclosed to employees or representatives of InVision’s competitors in the EDS industry.  Purchaser guarantees the Confidential Information shall not be given or sold to any person or entity outside Purchaser’s organization and that the Confidential Information will not be used for the manufacture of the items for which the Confidential

Information has been provided.Purchaser shall use the same degree of care to avoid disclosure of Confidential Information as Purchaser uses for its own confidential information.

e)        Specific Proprietary Materials.  Purchaser will obtain from InVision data related to KPMs and parts logistics, and other items listed and information identified as Confidential Information (as listed on Exhibit A) under this Agreement.

f)         Remedies.  Purchaser agrees that in the event of a breach or threatened breach of the terms of Section GC-4 of this Agreement, InVision shall be entitled to an injunction in addition to any other legal or equitable relief including money damages. The parties acknowledge that Confidential Information is valuable and unique and that disclosure will result in irreparable injury to InVision.

g)        This Agreement and the disclosure and receipt of Confidential Information do not confer any right in the Confidential Information, by license or otherwise.

GC-5           Legend Retention.  Purchaser will not remove or destroy any copyright, logo, trademark, trade name, proprietary markings or confidentiality legends placed on or in the Products, any containers, related materials or documentation.  Purchaser will comply with instructions placed on in the Products, any containers, related materials or documentation.

GC-6           Export.  Purchaser acknowledges that the Products, including the Threat Resolution Protocol, are subject to restrictions on export. Purchaser will fully comply with the relevant export administration and control laws and regulations of the United States of America and applicable foreign countries to ensure that the Products are not directly or indirectly exported in violation of the United States law or imported in violation of the applicable foreign law.

GC-7           Permits.  InVision will not obtain and pay for all permits for the importation, installation and operation of the Products and any parts for the Products.

GC-8           Software Restrictions.   Purchaser receives no license to the software portion of the Products.  Purchaser shall not reproduce, decompile or disassemble all or any portion of the software portion of the Products or sub-license, distribute or disclose all or any portion of the software to any third party without InVision’s express prior written consent.

GC-9           Disputes.

a)        Good Faith Negotiations.  If any dispute arises under this Agreement, the aggrieved party shall give written notice of the dispute to the other party.  The parties shall seek to resolve the dispute by promptly negotiating with each other in good faith.  The negotiation shall be conducted by representatives authorized to bind the respective party by his or her decisions.

b)        Binding Arbitration.  If the parties do not reach a solution within a period of 60 days pursuant to GC-9(a), then, upon notice by either party to the other, all disputes, claims, questions, or differences except disputes with respect to Confidential Information shall be finally settled by binding arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules.  The parties agree that (i) claims under $1 million, exclusive of interest and attorneys’ fees, shall be heard and determined by one arbitrator selected by the American Arbitration Association, and (ii) claims of $1 million or more, exclusive of interest and attorneys’ fees, shall be heard and determined by three arbitrators selected as follows: within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association.

c)        Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality.

d)        Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

e)        Unless otherwise agreed to in writing the Parties shall continue performance during the resolution of a dispute under this Section.

f)         Legal Fees.  In any dispute arising out of this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs, including expert witness fees.

g)        Equitable Relief.  Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but such remedies shall not be sought as a means to avoid or stay mediation or arbitration.

GC-10         Exclusion of Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING COMMERCIAL LOSS, LOSS OF USE, LOST REVENUES, LOST SAVINGS, OR LOST PROFITS, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES EXPRESSLY AGREE THAT THE PRODUCTS ARE NOT CONSUMER GOODS.

GC-11         Assignment.  Purchaser’s rights, duties and obligations arising under this Agreement are not assignable or delegable without the prior written consent of InVision.  Any attempt to assign or delegate any rights, duties or obligations under this Agreement without such consent or notice will be null and void.  Except as otherwise set forth above, the Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

GC-12         Waiver.  The failure of a party to exercise any right, power or remedy under this Agreement shall not be deemed a waiver of such right, power or remedy, and shall not modify the terms of this Agreement  or waive any similar default.

GC-13         Enforceability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.  The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision.

GC-14         Modification.  This Agreement can not be modified except by a writing executed by a duly authorized representative of each party.  No modification, amendment, addition to or waiver of any provision of this Agreement shall be effective unless signed in writing by authorized representatives of each party.

GC-15         Excused Performance.  InVision shall not be responsible for delays or failures to perform caused by events beyond its reasonable control, including without limitation acts of God, fire, floods, earthquakes or other natural disasters, acts or omissions of civil or military authority, government orders, labor disputes, strikes or other industrial disturbances, riots, wars, acts of the public enemy, shortage of materials or embargoes.

GC-16         Governing Law.  THE AGREEMENT WILL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT APPLICATION OF ITS CHOICE-OF-LAW PRINCIPLES.

GC-17         Headings.  Headings used in this Agreement are for reference purposes only and shall not be considered to interpret this Agreement.

GC-18         Notices.  All notices required under this Agreement shall be given in writing to the party at the address stated in this Agreement, unless notice of change shall have been given to the other party in accordance with this provision.  Notice shall be deemed to have been given (a) upon receipt, if by personal delivery, (b) when sent, if sent by confirmed telecopy, or (c)  five (5) days after deposit in the mail, if sent by certified or registered mail, with postage prepaid, and return receipt requested.

GC-19         Survival.  Upon the termination or expiration of this Agreement, only those obligations which are still executory on both sides will be discharged.  All other obligations and rights (including payment for goods and services provided), and all remedies for prior breaches of this Agreement, shall survive.

EXHIBIT 1

InVision’s Holidays (included in Other Hours, not in Covered Hours) - US (with dates for year 2003)

New Year’s Day	January 1
President’s Day	February 17
Memorial Day	May 26
Independence Day	July 4
Labor Day	September 1
Thanksgiving Day	November 27
Day following Thanksgiving	November 28
Christmas Day	December 25

InVision’s Covered Hours  (without Extended Hours)

Monday through Friday, 0800 to 1700 (8:00 a.m. to 5:00 p.m.)

All times are Local Time – per the time zone in which the Covered Product is located.

InVision’s Billable Rates  (First Year)

Normal Hourly Rate:
US $[***] per hour

Premium Hourly Rate:
Weekdays before 0800 (8:00 a.m.) and after 1700 (5:00 p.m.)	US $[***] per hour
Weekends and Holidays	US $[***] per hour

EXHIBIT 2

COVERED PRODUCTS

NEED UPDATED LIST FROM INVISION

Initial Systems
Serial No.	Location

Added Systems
Serial No.	Location	Warranty Expiration Date

EXHIBIT 3

INSURANCE

InVision will maintain insurance covering its operations on an occurrence basis as follows:

Limit Required

Worker’s Compensation	Statutory

Employer’s Liability	$[***]

Comprehensive General Liability Including:
Products/Completed Operations
Blanket Contractual
Personal Injury
Broad Form Property Damage

Bodily Injury	$[***]
Property Damage	$[***]
or Single Limit	$[***]

Automobile Liability

Bodily Injury	$[***]
Property Damage	$[***]
or Single Limit	$[***]

Excess Umbrella Liability	$[***]

Fidelity coverage insuring loss(es) due
To dishonest acts of InVision or its
Employees with the following limits	$[***]

Certificates showing that the above insurance coverages are in effect shall be furnished to Purchaser.  Additional requirements regarding Insurance Certificates are as follows:

a.               The name of the insured shown on certificate(s) must agree with name of InVision.

b.              Certificate(s) must indicate the insurance provided is on an occurrence basis and the coverage applies to location where Work is to be performed.

c.               InVision’s broker will  endeavor to notify Purchaser not less than 30 days before the effective date of any changes in the policy.

d.              Certificate(s) will name  Purchaser as additional insureds, with appropriate cross liability endorsements added to policy.

e.               Certificate(s) in proper form must be in possession of Purchaser not less than 10 days prior to starting the Work and shall remain in effect during performance of the Work.  Purchaser has the right to reject any certificate if it does not meet the requirements set forth in this Exhibit.

f.                 The certificate will state that said insurance is primary coverage and non-contributing with respect to the coverage afforded the additional insureds.

g.              None of the requirements contained herein as to types, limits and Purchaser’s approval of insurance coverage to be maintained by InVision is intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by InVision under this Subcontract Agreement.

h.              Purchaser is not maintaining any insurance on behalf of InVision covering loss or damage to any property of InVision.  Purchaser shall not be liable or responsible for any loss or damage to the Work, except to the extent that such loss or damage results directly from Purchaser’s negligence.  InVision shall be responsible for the correction or restoration of any such loss or damage to the Work resulting from performance by InVision, it’s employees, agents or representative of the Work herein.

EXHIBIT 4

FAR PROVISION REGARDING TERMINATION

12.403 Termination.

(a) General. The clause at 52.212-4 permits the Government to terminate a contract for commercial items either for the convenience of the Government or for cause. However, the paragraphs in 52.212-4 entitled “Termination for the Government’s Convenience” and “Termination for Cause” contain concepts which differ from those contained in the termination clauses prescribed in Part 49. Consequently, the requirements of Part 49 do not apply when terminating contracts for commercial items and contracting officers shall follow the procedures in this section. Contracting officers may continue to use Part 49 as guidance to the extent that Part 49 does not conflict with this section and the language of the termination paragraphs in 52.212-4.

(b) Policy. The contracting officer should exercise the Government’s right to terminate a contract for commercial items either for convenience or for cause only when such a termination would be in the best interests of the Government. The contracting officer should consult with counsel prior to terminating for cause.

(c) Termination for cause.

(1) The paragraph in 52.212-4 entitled “Excusable Delay” requires contractors notify the contracting officer as soon as possible after commencement of any excusable delay. In most situations, this requirement should eliminate the need for a show cause notice prior to terminating a contract. The contracting officer shall send a cure notice prior to terminating a contract for a reason other than late delivery.

(2) The Government’s rights after a termination for cause shall include all the remedies available to any buyer in the marketplace. The Government’s preferred remedy will be to acquire similar items from another contractor and to charge the defaulted contractor with any excess reprocurement costs together with any incidental or consequential damages incurred because of the termination.

(3) When a termination for cause is appropriate, the contracting officer shall send the contractor a written notification regarding the termination. At a minimum, this notification shall—

(i) Indicate the contract is terminated for cause;

(ii) Specify the reasons for the termination;

(iii) Indicate which remedies the Government intends to seek or provide a date by which the Government will inform the contractor of the remedy; and

(iv) State that the notice constitutes a final decision of the contracting officer and that the contractor has the right to appeal under the Disputes clause (see 33.211).

(d) Termination for the Government’s convenience.

(1) When the contracting officer terminates a contract for commercial items for the Government’s convenience, the contractor shall be paid—

(i) The percentage of the contract price reflecting the percentage of the work performed prior to the notice of the termination, and

(ii) Any charges the contractor can demonstrate directly resulted from the termination. The contractor may demonstrate such charges using its standard record keeping system and is not required to comply with the cost accounting standards or the contract cost principles in Part 31. The Government does not have any right to audit the contractor’s records solely because of the termination for convenience.

(2) Generally, the parties should mutually agree upon the requirements of the termination proposal. The parties must balance the Government’s need to obtain sufficient documentation to support payment to the contractor against the goal of having a simple and expeditious settlement.

MODIFICATION NO.

To Support and Maintenance Agreement No.  SMA-021119-G

Revise Exhibit 2, Covered Systems, to:

Add Serial No(s).              at Site                   with a Warranty Expiration Date of            .

This system is added at the first year unit price of  $             / year.

All other provisions of the Agreement remain unmodified.

Agreed and Accepted by:

InVision Technologies, Inc.

Purchaser:  Siemens Explosive-Detection Field Services, LLC.

By:	By:
Title:	Title:
Date:	Date:

Exhibit A

Specific Proprietary Materials Identified as Confidential Information

1)     The data needed to populate the Boeing CMMS system for Boeing and Purchaser to track the Key Performance Metrics (KPM’s):

a)	Job/Ticket Number
b)	Confirmation of unit part number and serial number
c)	Time called received
d)	Time technician arrived to service unit
e)	Equipment elapsed time indicator reading (if applicable0
f)	Summary description of problem/malfunction
g)	Summary description of action(s) taken
h)	Identification of part(s) replaced (part number, name, serial number, quantity)
i)	Time expended awaiting parts
j)	Time work order complete

2)     Calculations, summaries and other information derived from the data listed in Item 1, including but not limited to:

a)	Operational availability of InVision EDS
b)	Mean Time To Repair an InVision EDS Defect
c)	Mean Time Between Failures of InVision EDS

***Confidential treatment requested.